Exhibit 7

October 19, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.02 included in the Form 8-K dated  October 19, 2010 of cMoney, Inc.. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ MaloneBailey, LLP

MaloneBailey, LLP
Houston, Texas
www.malonebailey.com